EXHIBIT 99.1

Basanite, Inc. Announces Appointment and Arrival of its New Chief Executive Officer and Newest Board Member

Pompano Beach, FL, April 23, 2019 -- Basanite, Inc. (OTC MARKETS: BASA) (the “Company”) today proudly announces the appointment and anticipated arrival of its new Chief Executive Officer, and newest Board Member: Richard Krolewski.

Krolewski is the industry’s Federal Lobbyist, and has represented the precast concrete industry for over 17 years. He currently works with literally hundreds of specifying agencies and companies to develop strong and consistent Quality Assurance Specifications that mandate the use of NPCA (National Precast Concrete Association) plant certification. His direct influence within agencies include, but are not limited to: All US DOT (Department of Transportation) offices; all branches of our military and the ACOA (Army Corps of Engineers); the FHWA (Federal Highway Administration); FAA (Federal Aviation Administration); as well as countless city engineers and utility companies. Rich undertakes his new role effective April 29th, 2019.

A recent example of Krolewski’s work with the FHWA: Key policies and legislation have been recently advanced that bring focused attention to our nations crumbling infrastructure. One such piece of legislation is the Imagine Act. The Imagine Act is significant, in that it incontrovertibly illustrates corrosion as a leading cause of most issues within our infrastructure. It further provides recommendations and solutions for this problem. One such solution is the use of an FRP to replace the corrosive steel rebar [uncritically] used as typical reinforcement.

Krolewski maintains that the timing for Basanite, in conjunction with this type of legislation, has never been better. Basanite Industry (a wholly owned subsidiary of Basanite, Inc.) produces a Basalt FRP Rebar, that will not only solve the majority of the corrosion related issues, but will directly benefit the precast concrete industry by establishing a cost effective, non-corrosive solution and alternative to conventional steel reinforcement. Krolewski is deeply committed to the promotion of Basanites BFRP as a true problem solving material – which corresponds with the quality assurance programs he’s created and advanced throughout the US and specifying communities.

Of paramount importance, was the selection of Basanite’s newest Directors to its Board. Individuals who could help steer, and effectively implement initiatives at the highest levels. Under Krolewski’s direction, Basanite engaged and retained three of the industry’s top officials: The Honorable Greg Nadeau, former FHWA Administrator and current Chairman and CEO of Infrastructure Ventures; Mr. Gregory D. Cline, the current Senior Civil Engineer Pavements and Subject Matter Expert for the FAA; and Mr. Kelly Patterson PE, a 34 year engineering veteran who managed the engineering for more than 70 of Old Castle’s precast concrete manufacturing plants, and holds professional memberships with ASTM and NPCA. (Please refer to Basanite’s most recent 8K filings for their complete bio’s.) With the assembly of this new 4-Man Dream Team, Basanite is now positioned with unrivaled industry presence and specification influence. The team will endeavor to promote Basanite as the one true resource, and its BFRP Rebar as the only reliable, “Made in the USA” reinforcement solution for quality non-corrosive precast concrete structures across the US, and around the world.

Krolewski commented, “My segue into this new role is a continuation and extension of my love and commitment to the precast concrete industry, and the countless manufacturers I have assisted. I will continue to bridge communications and create crucial specifications that close the gaps between manufacturers, governing agencies and specifiers within the industry.”

According to Dave Anderson, “We will always pursue the highest standards of excellence, with respect to building our company and the Basanite brand, and the addition of Rich and our newest Directors are perfect examples - as they bring with them extensive industry experience and connections; all with exceptional records of achievement.” Anderson, who has served as the Company’s Interim CEO for the last 10 months, will now step into his planned role of Chief Operations Officer.

Contact Info:

Dave Anderson

DA@basaniteindustries.com

954.532.4653